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                                                                      EXHIBIT 99

                     HIBBETT SPORTING GOODS ENGAGES KPMG LLP

BIRMINGHAM, Ala. (May 15, 2002) - Hibbett Sporting Goods, Inc. (Nasdaq/NM:
HIBB), today announced it has replaced Arthur Andersen LLP with KPMG LLP as its independent public accountants, effective immediately.

         Commenting on the announcement, Michael J. Newsome, President and Chief Executive Officer, stated, "For the past 10 years, we have worked closely with the Birmingham office of Arthur Andersen. The Arthur Andersen personnel auditing our results have exhibited the highest standards of professionalism and integrity. With KPMG, we are pleased that we will be working with one of the leading accounting firms in the country with excellent credentials in our industry."

         Hibbett Sporting Goods, Inc. is a rapidly growing operator of full-line sporting goods stores in small to mid-sized markets, predominantly in the southeastern United States. The Company's primary store format is Hibbett Sports, a 5,000-square-foot store located in enclosed malls and dominant strip centers.

         Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to general and regional economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-K/A dated May 3, 2002, and its Registration Statement on Form S-3 filed May 3, 2002.